Exhibit 99.1

One University Plaza Suite 307 Hackensack, NJ 07601 Phone: 201-808-8400 www.championsoncology.com

Champions Oncology Announces Uplisting to NASDAQ

Hackensack, NJ – August 21, 2015 – Champions Oncology, Inc. (CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, announced that it has commenced trading on the NASDAQ Capital Market effective today.

Joel Ackerman, Chief Executive Officer commented, “Uplisting to a national exchange like NASDAQ has been a goal towards which we have been working for years. We are pleased to reach this important milestone in the Company’s history. We expect this will provide us with increased visibility in the capital markets and access to a broader investor base, which ultimately should provide us with better access to capital.”

Champions’ common stock began trading under the same symbol (CSBR) at the opening of trading on August 21, 2015.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Champions TumorGraft® technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. Champions TumorGraft models are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

Forward Looking Statement

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2015 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Creating Greater Certainty in the Fight Against Cancer